      As filed with the Securities and Exchange Commission on June 29, 2001
                             Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                       -----------------------------------

                                DOVER CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                        53-0257888
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)

                    280 Park Avenue, New York, New York 10017
          (Address of Principal Executive offices, including Zip Code)


                                DOVER CORPORATION
                           DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)


                             ROBERT G. KUHBACH, ESQ.
                  Vice President, General Counsel and Secretary
                                Dover Corporation
                    280 Park Avenue, New York, New York 10017
                                 (212) 922-1640
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

                                                                      Proposed                  Proposed
              Title of                         Amount                  maximum                   maximum                Amount of
           securities to                       to be               offering price               aggregate              registration
           be registered                     registered            per obligation          offering price (2)              fee
           -------------                     ----------            --------------          ------------------         --------------
Deferred Compensation Obligations           $50,000,000                 100%                   $50,000,000               $12,500
(1)

(1) The Deferred Compensation Obligations being registered are unsecured obligations of Dover Corporation to pay deferred compensation in the future in accordance with the terms of the Dover Corporation Deferred Compensation Plan.

(2)      Estimated solely for the purpose of calculating the registration fee.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                     The document(s) containing the information specified in
Part I of Form S-8 will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE

             The following documents, previously filed with the Securities and Exchange Commission by Dover Corporation, are incorporated by reference into this registration statement:

                  (a) Dover's annual report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2000;

                  (b) Dover's quarterly report on Form 10-Q for the quarter ended March 31, 2001; and

                  (c) Dover's current reports on Form 8-K filed on January 23, 2001, February 7, 2001 and February 13, 2001.

           In addition, all documents and other reports Dover files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, will be automatically incorporated by reference as of and from the date of filing. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded will only be deemed to be a part of this registration statement as so modified or superseded.

ITEM 4.      DESCRIPTION OF SECURITIES

           Under the Dover Corporation Deferred Compensation Plan, Dover will provide to eligible employees (limited to a group of management or highly compensated employees) the opportunity to irrevocably defer to a future year the receipt of certain compensation. The Plan will be administered by a committee consisting of not less than three members to be appointed by the Dover board of directors. In the absence of any such appointment, the compensation committee of the board of directors will serve as the administrative committee.

           The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on the elections of each participant. Each of Dover's obligations under the Plan will be payable on the date selected by each participant in accordance with the terms of the Plan or, if earlier, upon the date of death, disability or other termination of employment pursuant to the terms of the Plan. A participant can also elect to receive a non-scheduled in-service withdrawal with approval of the administrative committee, in the event that the participant incurs certain financial hardships or by the participant incurring a 10% forfeiture penalty of the amount withdrawn if the withdrawal is for reasons other than financial hardship. The 10% forfeiture penalty is reduced to 5% if the withdrawal is made within one year of a change of control of Dover, as defined in the Plan. In any Plan calendar year, payments under the Plan to a "covered employee" (as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended) may not exceed one million dollars less the amount of compensation paid to the participant which is not "performance based" (as defined in Section 162(m)(4)(C) of the Internal Revenue Code). All payments to participants under the Plan will be subject to withholding for applicable taxes.

         The administrative committee will designate from time to time one or more benchmark investment options in which the account of each participant under the Plan may be deemed invested. An investment return (or loss) will periodically be credited to, or deducted from, the Plan account of each participant in an amount the participant would have earned (or lost) if the amount deferred had been invested among the benchmark investment options to which the participant has allocated his or her Plan account. Dover may also choose at any time to make discretionary contributions to the Plan account of any participant, based on individual or overall corporate performance or such other criteria designated by the administrative committee. A participant will be one hundred percent vested in the amounts the participant elects to defer into his or her account under the Plan and any investment return on such amounts. Any contribution made by Dover to the Plan account of any participant, and any investment return on such contribution, will vest as determined in the discretion of the administrative committee.

        Dover's obligations under the Plan will be unsecured general obligations of the company to pay the deferred compensation, company contributions and any credited investment return on these amounts, in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the company from time to time outstanding.

        No participant, beneficiary of a participant, or any other person may commute, sell, assign, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under the Plan, or any part of such payments.

        Dover may amend or terminate the Plan at any time; provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their Plan accounts prior to such amendment or termination, without the written consent of the participant.

        In the event of any claim by a participant under the Plan, the claim will be reviewed by the administrative committee. If a participant wishes to pursue further a claim which has been finally denied by the internal review process, the claim will be subject to mandatory arbitration.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        As of June 28, 2001, Robert G. Kuhbach, Dover's Vice President, General Counsel and Secretary, owned 35,680 shares of Dover common stock and had options to acquire 188,545 additional shares of Dover common stock. Mr. Kuhbach will be eligible for additional awards of options to purchase common stock under Dover's stock option plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Dover is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the company or is or was serving, at the request of the company, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The statute describes in detail the right of the company to indemnify any such person.
Article XII of Dover's by-laws provides for indemnification of Dover's directors, officers, employees and agents for expenses (including attorney's fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement with respect to threatened, pending or completed actions, suits or proceedings to the full extent permitted under the laws of the state of Delaware. Article SEVENTEENTH of Dover's restated certificate of incorporation, as amended, eliminates the liability of directors to the fullest extent permitted under the above-referenced Delaware statute.

           Dover has in effect a policy insuring itself, its subsidiaries and their respective directors and officers, to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they will become legally obligated to pay.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.

ITEM 8. EXHIBITS

4.1     Dover Corporation Deferred Compensation Plan.

5.1 Opinion of Robert G. Kuhbach, Vice President, General Counsel and Secretary of Dover.

23.1    Consent of PricewaterhouseCoopers LLP.

23.2    Consent of General Counsel (included in Exhibit 5.1).

24.1    Powers of Attorney (contained on the signature page).

ITEM 9. UNDERTAKINGS

        Dover hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Dover pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             Dover hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Dover's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Dover pursuant to the foregoing provisions described in Item 6, or otherwise, Dover has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dover of expenses incurred or paid by a director, officer or controlling person of Dover in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dover will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE 27, 2001.

                                       DOVER CORPORATION


                                       By:  /s/Thomas L. Reece
                                            ------------------------------------
                                            Thomas L. Reece, Chairman, President
                                            and Chief Executive Officer

                                POWER OF ATTORNEY

           KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Thomas L. Reece, David S. Smith and Robert G. Kuhbach, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments thereto (including without limitation any post-effective amendments thereto), and all related documents and instruments, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

             PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature                                              Title                                          Date

/s/Thomas L. Reece                        Chairman, President, Chief Executive Officer           June 27, 2001
----------------------                    & Director (Principal Executive Officer)
Thomas L. Reece

/s/Davis S. Smith                         Vice President, Finance and Chief Financial            June 27, 2001
----------------------                    Officer (Principal Financial Officer)
David S. Smith

/s/George F. Meserole                     Vice President, Controller                             June 27, 2001
----------------------                    (Principal Accounting Officer)

/s/David H. Benson                        Director                                               June 27, 2001
----------------------
David H. Benson

/s/Jean-Pierre M. Ergas                   Director                                               June 27, 2001
----------------------
Jean-Pierre M. Ergas

/s/Roderick J. Fleming                    Director                                               June 27, 2001
----------------------
Roderick J. Fleming

/s/Kristiane C. Graham                    Director                                               June 27, 2001
----------------------
Kristiane C. Graham

/s/James L. Koley                         Director                                               June 27, 2001
----------------------
James L. Koley

/s/Richard K. Lochridge                   Director                                               June 27, 2001
----------------------
Richard K. Lochridge

/s/Gary L. Roubos                         Director                                               June 27, 2001
----------------------
Gary L. Roubos

/s/Michael B. Stubbs                      Director                                               June 27, 2001
----------------------
Michael B. Stubbs

                                  EXHIBIT INDEX

Exhibit
Number                    Exhibit Description                                                                           Page Number
------                    -------------------
4.1                       Dover Corporation Deferred Compensation Plan.

5.1                       Opinion of Robert G. Kuhbach, Vice President, General Counsel and Secretary of Dover.

23.1                      Consent of PricewaterhouseCoopers LLP.

23.2                      Consent of General Counsel (included in Exhibit 5.1).

24.1                      Powers of Attorney (contained on the signature page).